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                                                                    EXHIBIT 4.33


                                  OPENTV CORP.

                    MANAGEMENT RETENTION AGREEMENT - SCHEME B

     This Management Retention Agreement (the "Agreement") is made and entered into by and among ____________ (the "Employee") and OpenTV Corp. (the "Company") and OpenTV, Inc. effective as of _____________, 2002 (the "Effective Date").


                                    RECITALS
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     1. It is expected that the Company from time to time will consider the feasibility of entering into a transaction involving an acquisition of the Company by another company or other Change of Control. The Board of Directors of the Company (the "Board") recognizes that identifying, evaluating, negotiating and executing a transaction involving a potential change of control of the Company entails substantial additional duties and responsibilities for senior management of the Company.

     2. The Board believes that it is in the best interests of the Company and its stockholders to compensate the Employee for the additional duties and responsibilities related to a Change of Control of the Company.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Term of Agreement. This Agreement shall terminate on June 30, 2002 (the
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"Termination Date"); provided that if a definitive, legal binding agreement with respect to a transaction that would, upon consummation, be considered a Change of Control hereunder (a "Proposed Transaction") has been entered into, the Termination Date shall be extended until the earlier to occur of (i) the date that all obligations of the parties hereto with respect to the Agreement have been satisfied after a Change of Control or (ii) the termination of the Proposed Transaction. The period from the date hereof until the Termination Date shall be referred to herein as the "Term". During the Term, the Employee agrees to use his reasonable best efforts to assist the Company or its shareholders in executing potential Change of Control transactions; provided, however, that Employee's obligations under this Agreement shall at all times be subject to his duty to act in the best interests of the Company and its shareholders.

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     2. Cash Retention Payment.
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          (a) Retention Payment. If a Change of Control occurs during the Term,
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Employee shall receive a cash payment equal to the amount calculated as follows
(the "Retention Payment"): (i) if the Price Per Share (as defined herein) is $7 or more, $_____________ (the "Base Amount") and (ii) if the Price Per Share is less than $7, a pro rata amount of the Base Amount based upon the actual Price Per Share. For purposes hereof, the "Price Per Share" shall be the amount paid by the Purchaser (as defined herein) for the shares beneficially owned, directly or indirectly, by the sellers prior to the Proposed Transaction in the Change in Control, as provided in the definitive transaction agreement that, once consummated, results in a Change in Control (the "Transaction Agreement") divided by the number of such shares the beneficial ownership of which is transferred to the Purchaser, as such amount may be adjusted as provided in
Section 2(c) below.

     (b) Timing of Retention Payment. The applicable Retention Payment shall be
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paid as follows: 50% thereof to Employee in cash not later than thirty (30)
calendar days after the date of a Change of Control and the remaining 50% in twelve (12) equal monthly installments beginning on or about the first of the month following the month in which the Change in Control occurs. The Company's obligation to make Retention Payments shall immediately terminate if the Employee's employment with the Company and its affiliates terminates for any reason other than due to (i) the Employee's death or Disability (as defined herein), (ii) a termination of the Employee by the Company without Cause (as defined herein) or (iii) a termination of employment by the Employee for Good Reason (as defined herein). If the Employee's employment should terminate in a manner described in clause (i), (ii) or (iii) of this Section 2(b) before all amounts due hereunder have been paid, such unpaid amounts shall be made to the Employee (or the Employee's beneficiary or estate) in accordance with the schedule described in this Section 2(b). The Company shall make Retention Payments under this Agreement to Employee after the date of a Change of Control at such times and subject to such conditions as provided in this Section 2 if an Employee's employment is terminated by the Company without Cause after the date of the Transaction Agreement and before the date of a Change of Control or if the Employee elects to terminate his employment for Good Reason after the date of the Transaction Agreement and before the date of a Change of Control.

     (c) Cessation of Retention Payment. In the event the Company or any of its
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shareholders make, or are required to make, any payments to the Purchaser (as defined herein) in connection with a Change of Control so that the adjusted Per Share Price (as calculated under Section 2(a) after any such payment) falls below $7, the amount of the applicable Retention Payment shall be recalculated and future payments shall be reduced accordingly. In the event the amount of the reduction is greater than the remaining future payments, the Company shall cease all payments under Section 2(b). In no event, however, shall an Employee be required to repay any amounts received prior to such recalculation. As an illustration, assume that an Employee is entitled to receive a total Retention Payment of $100, $50 of which is paid in a lump sum after the Change of Control and the balance in twelve monthly installments. If the Company or any of its shareholders are required to make payments to the Purchaser six months after the Change of Control in an amount that results in a recalculation of the total Retention Payment to $70, and the Employee has already received $75 as of the date of such recalculation, no further payments shall be made to Employee and Employee shall not be required to refund any excess payments made to him. If, however, the recalculation results in an adjustment of the total Retention Payment to $90, the remaining payments to Employee will be adjusted accordingly so that the total Retention Payments to be made to him do not exceed $90.

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     3. Golden Parachute Excise Tax. In the event that the Retention Payment or
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benefits otherwise payable or provided to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Employee's benefit otherwise payable under Section 2(a) hereof shall be either

          (a) delivered in full,

          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this
Section 3 shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). In the event of a reduction in benefits hereunder, the Employee shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3, or

          (c) delivered pursuant to such agreement as the Company and the Employee may mutually agree.

     4. Definitions The following terms referred to in this Agreement shall have
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the following meanings:

          (a) Cause. The term "Cause" shall mean (i) an act of material personal
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dishonesty taken by Employee in connection with his responsibilities as an employee, (ii) Employee's conviction of, or plea of nolo contendere to, a felony (other than traffic-related offenses), (iii) a willful act by Employee which constitutes gross misconduct and is materially injurious to the Company or (iv) Employee's willful refusal or willful failure to substantially perform Employee's essential duties to the Company (other than due to Employee's illness or because the requested conduct would subject the Employee to criminal penalties or violate applicable statutes, ordinances, administrative rules, regulations, or administrative or judicial decisions); provided that for Cause to exist under clause (iv), the Company must give the Employee written notice of any event(s) giving rise for Cause under such clause and the Employee must fail to correct such event(s) within fourteen (14) days of the date such notice is give.

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          (b) Change in Control. The term "Change of Control" shall mean the
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occurrence during the Term of any of the following, in one or a series of related transactions:

               (i) the consummation of any transaction pursuant to which any person other than a Naspers Group Entity (the "Purchaser") becomes the beneficial owner, directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities (the "Shares");

               (ii) the consummation of the sale, lease or other disposition of all or substantially all of the assets of the Company or OpenTV, Inc. to any person other than a Naspers Group Entity; or

               (iii) the consummation of a transaction pursuant to which the Company becomes a wholly owned subsidiary of a Naspers Group Entity.

     For purposes of this agreement: (i) the term "beneficial ownership" shall be construed with reference to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and shall include both direct and indirect (through direct or indirect subsidiaries, or otherwise) forms of beneficial ownership, (ii) the term "person" includes any corporation, trust, association, company, partnership, limited liability company, joint venture and any other entity, and any government, governmental agency, instrumentality or political subdivision, and (iii) the term "Naspers Group Entity" shall include each of (x) OTV Holdings Limited, (y) any person which, as of the date hereof, beneficially owned any equity securities of OTV Holdings Limited, and (z) any affiliate of a Naspers Group Entity that becomes a beneficial holder of securities in OTV Holdings Limited or the Company or its subsidiaries after the date hereof.

          (c) Good Reason. "Good Reason" means, without Employee's express
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written consent (i) a significant reduction of Employee's title, duties and position relative to Employee's duties and position in effect immediately prior to such reduction; provided, however, "Good Reason" shall exist if Employee's title, duties and position at the acquiring entity level are significantly reduced as compared to the Employee's titles, duties and responsibilities with the Company immediately prior to the Change of Control; (ii) a reduction by the Company of Employee's base salary as in effect immediately prior to such reduction; (iii) a requirement by the Board that the Employee perform an act that would subject the Employee to criminal penalties or would violate applicable statutes, ordinances, administrative rules, regulations, or administrative or judicial decisions, or (iv) the relocation of Employee to a facility or a location more than fifty (50) miles from Employee's current workplace; provided that for Good Reason to exist, the Employee must give the Company written notice of any event giving rise to Good Reason and the Company must fail to correct such event within ten (10) days of the date such notice is given.

          (d) Disability. "Disability" means that the Employee has been unable
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to perform the essential functions of his or her position with the Company, with or without reasonable accommodation, for a period of not less than three (3) consecutive months or for an aggregate of six (6) months in any twenty-four (24) month period as the result of his incapacity due to physical or mental illness.

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     5. Successors.
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          (a) The Company's Successors. Any successor to the Company (whether
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direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) The Employee's Successors. The terms of this Agreement and all
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rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     6. Notice. All notices and other communications required or permitted
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hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and
(ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above.

     7. Miscellaneous Provisions.
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          (a) Waiver. No provision of this Agreement shall be modified, waived
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or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an officer of the Company (other than the Employee) authorized by the Company's Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (b) Headings. All captions and section headings used in this Agreement
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are for convenient reference only and do not form a part of this Agreement.

          (c) Attorney's Fees and Costs. In the event Employee prevails in any
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suit seeking to enforce this Agreement, the Company shall reimburse the Employee for reasonable attorney's fees and costs incurred in prosecuting such suit.

          (d) Entire Agreement. This Agreement constitutes the entire agreement
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of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

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          (e) Choice of Law. The validity, interpretation, construction and
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performance of this Agreement shall be governed by the laws of the State of
California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

          (f) Severability. The invalidity or unenforceability of any provision
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or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g) Withholding. All payments made pursuant to this Agreement will be
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subject to withholding of applicable income and employment taxes.

          (h) Counterparts. This Agreement may be executed in counterparts, each
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of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (i) Employment At-Will. Nothing in this Agreement shall confer upon
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the Employee any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or its affiliates to terminate the Employee's employment.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                              OPENTV CORP.
                                     By:
                                              ----------------------------------
                                     Title:
                                              ----------------------------------


OPENTV, INC.                         OPENTV, INC.
                                     By:
                                              ----------------------------------
                                     Title:
                                              ----------------------------------


EMPLOYEE                             By:
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                                     Title:
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